Exhibit 2.15

WPP plc

27 Farm Street

London W1J 5RJ, England

28 April 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

On 17 March 2016, STW Communications Group Limited (subsequently renamed WPP AUNZ Limited) entered into an A$547 million and NZ$3 million Syndicated Facility Agreement (the “Syndicated Facility Agreement”).

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Syndicated Facility Agreement upon request.

Very truly yours,

WPP plc

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Chief Financial Officer